Exhibit 99(a)

FOR RELEASE: Nov. 10, 2008	MEDIA CONTACT: Lindsey Williams — 248.813.2528 INVESTOR CONTACT: Matt Fortunak — 248.813.2498
DELPHI REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
Troy, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) today reported third quarter 2008 financial results with revenues of $4.4 billion and net income of $5.2 billion. The results for the quarter include gains of $5.7 billion related to the effectiveness of the GM settlement and restructuring agreements executed in Sept. 2008. Delphi received cash of $1.2 billion from GM related to these agreements, net of $300 million of repayments made to GM under the advance agreement. With the cash received from GM, available cash was $1.9 billion at Sept. 30, 2008.
     Separately, Delphi filed a motion with the U.S. Bankruptcy Court for the Southern District of New York on Nov. 7, 2008 seeking authority to continue use of the proceeds from its DIP Credit Facility through June 30, 2009 pursuant to an accommodation agreement to be entered into between Delphi and certain lenders that constitute the majority of holders by amount of Delphi’s two most senior tranches of its DIP Credit Facility (the “Required Lenders”). The agreement reflects the support of the administrative agent and the anticipated support of the Required Lenders for Delphi’s transformation efforts, despite the current economic downturn and the unprecedented turmoil in the capital markets. For more information regarding the accommodation agreement, including terms and conditions to its effectiveness, see Delphi’s filings with the Bankruptcy Court on www.delphidocket.com.
     As part of Delphi’s continuing transformation process, on Sept. 29, 2008, Delphi transferred $2.1 billion of net unfunded hourly pension liabilities to the GM hourly pension plan. In consideration of this transfer, GM received an allowed administrative claim of $1.6 billion. GM also assumed approximately $6.8 billion of post-retirement benefit liabilities for certain active and retired hourly employees, and for this and other claims, received an allowed general unsecured claim of $2.5 billion. Primarily as a result of the assumption of these hourly employee benefit obligations by GM, Delphi recorded one-time gains totaling $5.7 billion, including a net reorganization gain of $5.3 billion.
Third Quarter 2008 Financial Results
•	Revenue: Revenue for the quarter was $4.4 billion, down from $5.3 billion in the third quarter of 2007. The revenue decline was driven primarily by an 11 percent decrease in GM North

America (GMNA) production volume and Delphi’s continued divestiture of non-core businesses. Sales to GM represented 31 percent of total Delphi revenue in the third quarter of 2008, down from 38 percent in the third quarter of 2007. Non-GM revenue was $3.0 billion for the quarter, representing 69 percent of third quarter revenue, compared to 62 percent for the same period last year.
•	Net Income/Loss: Net income for the quarter was $5.2 billion, as compared to the third quarter 2007 net loss of $1.2 billion. The results for the quarter include gains of $5.7 billion related to the effectiveness of the GM settlement and restructuring agreements executed in Sept. 2008. The net income in 2008 was affected by a reduction in warranty costs of $217 million primarily related to GM’s forgiveness of $112 million due under the warranty settlement agreement. Offsetting these items for the third quarter of 2008 were GMNA volume reductions. The net loss in 2007 included interest expense on certain prepetition bankruptcy claims of $369 million contemplated in Delphi’s confirmed plan of reorganization and U.S. hourly workforce transition charges of $197 million.
     Additional information concerning Delphi’s third quarter 2008 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s third quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today.
FORWARD-LOOKING STATEMENTS
This press release as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility, its advance agreement with GM, to obtain an extension of term or other amendments as necessary to maintain access to such facility and advance agreement, including the contemplated accommodation agreement, extension of the advance agreement with GM, and partial temporary accelerated payment agreement with GM; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to achieve all of the conditions to the effectiveness of those portions of the Amended and Restated Global Settlement Agreement and Amended and Restated Master Restructuring Agreement with GM which are contingent on Delphi’s emergence from chapter 11; the ability of the Company to obtain Court approval to modify its amended Plan which was confirmed by the Court on January 25, 2008 as set forth in its filing on October 3, 2008 and to confirm such modified plan or any subsequent modifications to the confirmed plan or any other subsequently confirmed plan of reorganization and to consummate such plan; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan as described in the proposed modifications to its Plan as filed with the Court and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, including the risk factors in Part I. Item 1A. Risk Factors, contained therein, and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities.
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